Exhibit 99.1

Biostage Reports 2016 Financial Results and Provides Business Update

•              2016 marked by establishing a strong foundation on operational, clinical and regulatory fronts in anticipation of a transformational year ahead

•              Growing body of proof-of-concept preclinical data from ongoing studies continue to show clear pattern of regeneration

•              Company remains on track to file IND with FDA for esophageal implant program in Q3 2017

•              Company remains on track to commence first-in-human study for esophageal implant in Q4 2017

•              Management to host business update conference call and webcast today at 9 AM ET

Holliston, MA, March 9, 2017 – Biostage, Inc. (Nasdaq: BSTG), ("Biostage" or the "Company"), a biotechnology company developing bioengineered organ implants to treat cancers and other lifethreatening conditions of the esophagus, bronchus and trachea, today announced financial results for the quarter and year ended December 31, 2016.

The Company also provided an update to its corporate and clinical progress and reviewed its expected near-term milestones. As previously announced, Biostage management will host a business update conference call and live webcast, with accompanying presentation slides, for investors, analysts and other interested parties today at 9 AM ET (details below).

Recent Corporate, Development and Regulatory Highlights

•              Closed an $8.0 million public offering;

•              Received Orphan Drug Designation (ODD) for Cellspan™ Esophageal Implant from U.S. Food and Drug Administration (FDA);

•              Submitted peer-reviewed manuscript for publication with Mayo Clinic on esophageal regeneration data;

•              Advanced collaborative preclinical studies with Connecticut Children’s Medical Center for pediatric esophageal atresia;

•              Additional preclinical studies with Mayo Clinic on esophagus and bronchus program;

•              Built foundation requirements for ongoing Good Laboratory Practice (GLP) preclinical studies of esophageal implant in support of FDA requirements for IND filing; and

•              Continued improvements on internal quality, regulatory and clinical infrastructure in preparation of advancement into human clinical studies this year.

“We are pleased with the progress we have achieved over the course of 2016, specifically with the continued replication of our preclinical data and the building of our operational foundation. This provides us with great confidence leading up to our upcoming IND filing for our flagship program,” commented Jim McGorry, CEO of Biostage. “We remain diligently focused on advancing our Cellspan implants and moving into our first-in-human clinical study. Our ongoing

GLP studies, designed to mimic our proposed Phase 1 study, continue to show a promising and clear pattern of regeneration. We look forward to providing updates on the progress of our studies, the filing of our IND in the third quarter of 2017 as well as initiating our Phase 1 study before year end.”

Cellspan Esophageal Program Overview

Following the Company’s pre-IND meeting with the FDA in October 2016, the Company received valuable feedback and greater clarity with respect to the FDA’s expectations and Biostage’s requirements for a successful filing of its IND for the esophageal implant program.

The Company is committed to communicating more frequent updates of its IND enabling studies, including a progress update at the American Academy of Thoracic Surgery (AATS) in May.

In November 2016, the Company’s Cellspan™ Esophageal Implant was granted Orphan Drug Designation by the FDA to restore the structure and function of the esophagus subsequent to esophageal damage due to cancer, injury or congenital abnormalities.

Biostage remains on track to file its IND application with the FDA for adult esophageal cancer in the third quarter of 2017 and commence its first-in-human studies for its Cellspan esophageal implant before the end of 2017.

In addition to developing its Cellspan esophageal implant for use in adults with esophageal cancer, the Company is evaluating its Cellspan esophageal implant for use to treat pediatric esophageal atresia (EA). EA is a rare birth defect in which a baby is born with a gap between the upper and lower esophagus, which effects about 1 in 2,500 babies in the U.S. Biostage remains extremely encouraged with its EA co-development efforts with Connecticut Children’s Medical Center. The Company is also evaluating additional partnerships with children’s hospitals showing strong interest in this program.

Successful development of the Company’s Cellframe™ technology in EA opens the opportunity for a pediatric voucher. Under Section 529 to the Federal Food, Drug, and Cosmetic Act (FD&C Act), the FDA will award priority review vouchers to sponsors of rare pediatric disease product applications that meet certain criteria. Under this program, a sponsor who receives an approval for a drug or biologic for a "rare pediatric disease" may qualify for a voucher that can be redeemed to receive a priority review of a subsequent marketing application for a different product. The recently enacted 21st Century Cures Act reauthorized the rare pediatric disease priority review voucher along with additional favorable incentives to regenerative medicine companies.

Expected Near-Term Milestones

•              Gain continued scientific validation by showing progress of ongoing preclinical studies and expand the Company’s scientific advisory board;

•              Sign additional hospital collaborations with the goal of advancing the Company’s translational technology and clinical development;

•              Provide an update on the Company’s progress at the American Academy of Thoracic Surgery (AATS) in May;

•              Extend Cellframe technology as a platform for broader and additional indications to include the bronchus in collaboration with Mayo Clinic in 2017; and

•              Advance the development of pediatric esophageal atresia, a congenital disorder where a baby is born with an incomplete esophagus.

“We believe that a tremendous opportunity lies ahead for Biostage with our ability to provide a solution for underserved patients facing life-threatening diseases. We’ve built and advanced the operational and developmental foundation of our technology over the course of 2016. This progress makes 2017 an extremely important year as we make the transformational pivot to a clinical-stage company. We understand even better the need for transparency with all of our stakeholders during this important time and are committed to communicating our progress regularly. We look forward to continuing the advancement of our Cellspan esophageal implants and providing our breakthrough technology to esophageal cancer patients and children suffering from pediatric esophageal atresia, all of which we believe has the potential to drive shareholder value in the near and long term,” concluded Mr. McGorry.

Summary of Financial Results

For the three months ended December 31, 2016, the Company reported a net loss of approximately $3.34 million, or a net loss per diluted share of $0.20, compared to a net loss of approximately $2.29 million, or a net loss per diluted share of $0.17 for the three months ended December 31, 2015. The change is primarily attributable to additional spending within research and development on outsourced preclinical studies.

For the year ended December 31, 2016, the Company reported a net loss of approximately $11.58 million, or a net loss per diluted share of $0.73, compared to a net loss of approximately $11.70 million, or a net loss per diluted share of $1.05 for the year ended December 31, 2015. The change is attributable to an increase in spending on research and development, offset by a decrease in stock-based compensation costs of $2.6 million primarily related to the departure of our former Chairman and CEO in April 2015.

The Company ended the year with approximately $2.94 million of cash and cash equivalents. Based on management's current projections, it believes it has sufficient cash on hand to fund operations through the third quarter of 2017.

Conference Call and Webcast Details:

Please click here to access the link to the webcast and slides available for download.

Date and Time:	Today, Thursday, March 9 at 9:00 am ET
Call Dial In #:	877-407-8293 U.S. or 201-689-8349 Int'l
Live webcast/replay:	http://ir.biostage.com/2016-Financial-Results
Telephone replay:	877-660-6853 U.S. or 201-612-7415 Int'l Access ID #13656760

About Biostage

Biostage is a biotechnology company developing bioengineered organ implants based on the Company's new Cellframe™ technology which combines a proprietary biocompatible scaffold with a patient's own stem cells to create Cellspan™ organ implants. Cellspan implants are being developed to treat life-threatening conditions of the esophagus, bronchus or trachea with the hope of dramatically improving the treatment paradigm for patients. Based on its preclinical data, Biostage has selected life-threatening conditions of the esophagus as the initial clinical application of its technology.

Cellspan implants are currently being advanced and tested in collaborative preclinical studies.

Preclinical, large-animal safety studies, conducted in compliance with the FDA Good Laboratory Practice (GLP) regulations, for the Company's Cellspan Esophageal Implant product candidate are ongoing, in support of Biostage's goal of filing an Investigational New Drug application (IND) with the U.S. FDA in the third quarter of 2017. The IND will seek approval to initiate clinical trials for its esophageal implant product candidate in humans.

For more information, please visit www.biostage.com and connect with the Company on Twitter and LinkedIn.

Forward-Looking Statements:

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forwardlooking" statements in this press release include, but are not limited to, statements relating to the development expectations and regulatory approval of any of our products, including those utilizing our Cellframe technology, by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; or success with respect to any collaborations, clinical trials and other development and commercialization efforts of our products, including those utilizing our Cellframe technology, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, our ability to obtain and maintain regulatory approval for our products; plus other factors described under the heading "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 or described in our other public filings. Our results may also be affected by factors of which we are not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Biostage expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contacts:

Tom McNaughton	Jenene Thomas
Chief Financial Officer	Jenene Thomas Communications LLC
774-233-7321	(908) 938-1475
tmcnaughton@biostage.com	jtc@jenenethomascommunications.com

Media Contacts:

David Schull or Maggie Beller

Russo Partners LLC

212-845-4271 or 646-942-5631

Email: Maggie.beller@russopartnersllc.com

BIOSTAGE, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,	December 31,
	2016	2015

ASSETS
Current assets:
Cash	$2,941	$7,456
Accounts receivable	42	21
Inventory	-	75
Prepaid expenses	291	330
Other current assets	212	-
Total current assets	3,486	7,882

Property, plant and equipment, net	1,065	1,074
Total non-current assets	1,065	1,074
Total assets	$4,551	$8,956

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$962	$357
Accrued and other current liabilities	1,210	297
Warrant liability	605	-
Total current liabilities	2,777	654
Total liabilities	2,777	654

Stockholders' equity:
Undesignated preferred stock, $0.01 par value; 1,000,000 and 1,000,000 shares authorized respectively; none issued and outstanding
Series B convertible preferred stock, par value $0.01 per share, 1,000,000 shares authorized; 695,857 shares issued and none outstanding
Common stock, par value $0.01 per share, 60,000,000 and 30,000,000 shares authorized; 17,108,968 and 14,101,395 issued and outstanding, respectively	171	141
Additional paid-in capital	37,921	32,908
Accumulated deficit	(36,318)	(24,739)
Accumulated other comprehensive loss	-	(8)
Total stockholders' equity	1,774	8,302
Total liabilities and stockholders' equity	$4,551	$8,956

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015

Revenues	$28	$8	$82	$118
Cost of revenues	59	84	116	139
Gross loss	(31)	(76)	(34)	(21)

Operating expenses:
Research and development	2,324	1,166	7,603	4,786
Selling, general and administrative	1,228	1,048	4,489	6,894
Total operating expenses	3,552	2,214	12,092	11,680

Operating loss	(3,583)	(2,290)	(12,126)	(11,701)

Other income (expense)

Change in fair value of warrant liability, net of issuance cost of $129	241	-	547	-
Other expense	-	-	-	(3)
Other Income (Expense)	241	-	547	(3)

Loss before income taxes	(3,342)	(2,290)	(11,579)	(11,704)
Income taxes	-	-	-	-

Net loss	$(3,342)	$(2,290)	$(11,579)	$(11,704)

Basic and diluted net loss per share	$(0.20)	$(0.17)	$(0.73)	$(1.05)
Weighted average common shares, basic and diluted	17,109	13,409	15,971	11,154

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years ended December 31,
	2016	2015

Cash flows used in operating activities:
Net loss:	$(11,579)	$(11,704)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	1,327	3,966
Depreciation	454	478
Change in fair value of warrant liability, net of issuance costs of $129	(547)	-
Changes in operating assets and liabilities:
Related party receivables, net	-	11
Accounts receivable	(21)	(16)
Inventories	75	132
Prepaid expenses	39	(13)
Other current assets	(212)	-
Accounts payable	472	(13)
Accrued and other current liabilities	934	(27)
Net cash used in operating activities	(9,058)	(7,186)

Cash flows used in investing activities:
Additions to property, plant and equipment	(302)	(176)
Net cash used in investing activities	(302)	(176)

Cash flows from financing activities:
Proceeds from issuance of common stock and warrants, net of offering costs	4,496	-
Proceeds from issuance of common stock, net of offering costs	349	4,198
Proceeds from issuance of Series B convertible preferred stock, net of offering costs	-	5,357
Net cash provided by financing activities	4,845	9,555
Effect of exchange rate changes on cash	-	(9)
Net (decrease) increase in cash	(4,515)	2,184
Cash at the beginning of the year	7,456	5,272
Cash at the end of the year	$2,941	$7,456